EXHIBIT 99.1

Consolidated Communications Reports Fourth Quarter and Full Year 2012 Results

  Grew pro forma revenue by 1.8% for the fourth quarter year-over-year
  Managed integration and synergies to plan and budget
  Refinanced $515 million of debt at attractive rates extending maturities four years
  Delivered strong broadband growth for the year with 16,463 net adds
  Provided another strong dividend payout ratio

MATTOON, Ill., March 7, 2013 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the fourth quarter and full year 2012.

Fourth quarter financial summary:

  Revenue was $160.1 million, a 1.8% increase year-over-year on a pro forma basis.
  Net cash from operations was $51.3 million, a 41.8% increase year-over-year on a GAAP basis.
  Adjusted EBITDA was $74.2 million, a 5.8% increase year-over-year on a pro forma basis.

"We delivered another strong quarter of results reflecting our continued focus on profitable growth and increasing cash flow," said Bob Currey, President and Chief Executive Officer. "With 1.8% growth in revenue and 5.8% growth in adjusted EBITDA, the results show we are delivering on the diversification benefits and synergy savings of the SureWest transaction as outlined when we announced the deal.

"We continued to diversify our revenues with 74% now coming from the business and broadband growth areas. Total revenue was $160.1 million and adjusted EBITDA was $74.2 million for the quarter. These financials resulted in a very strong dividend payout ratio of 58.2%."

"The integration of SureWest is on plan and going well. We have successfully completed the first phase of billing integration and all of the corporate ERP systems, which include finance, human resources, payroll and supply chain management. We achieved an additional $3.0 million in annualized synergies throughout the fourth quarter giving us a total of $15.0 million. We are at 75% of our first year post-close target of $20.0 million," Currey concluded.

Operating Statistics at December 31, 2012, Compared to pro forma at December 31, 2011

	Period Ended December 31,
	2012	2011	Increase/(decrease)%

Data connections	247,633	236,554	11,079	4.7%
Video connections	106,137	100,753	5,384	5.3%
ILEC access lines	268,597	280,708	(12,111)	(4.3%)
Voice connections (non-ILEC)	129,729	136,217	(6,488)	(4.8%)
Total connections	752,096	754,232	(2,136)	(0.3%)

Operating metrics presented in the above table and at the end of the press release are presented for all periods on a pro forma basis for the SureWest acquisition.

"On December 4, 2012, we closed on the refinancing of $515 million of term debt. The bank market environment was attractive and we took advantage by extending our maturities four years to the end of 2018. Our balance sheet is well positioned for the future," said Steve Childers, Chief Financial Officer.

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $26.6 million, and the dividend payout ratio was 58.2%. The Company made capital expenditures of $26.7 million.

Financial Highlights for the Fourth Quarter Ended December 31, 2012

  Revenues were $160.1 million in the fourth quarter compared to $93.7 million for the same period of 2011. On a pro forma basis, revenues increased $2.8 million, or 1.8%, compared to $157.3 million in the fourth quarter of 2011. Increases in data, video and backhaul revenues more than offset the declines in voice related services.
  Income from operations was $19.3 million, compared to $15.8 million in the fourth quarter of 2011. The increase is primarily attributable to profitable revenue growth and achieving our synergy targets.
  Interest expense, net was $20.5 million, compared to $11.6 million in the same quarter last year. The increase is mainly due to the expense related to our Senior Notes offering for the SureWest acquisition totaling $8.2 million in the quarter.
  Other income, net was $9.4 million, compared to $8.3 million for same period in 2011.  Cash distributions from our wireless partnerships were $9.4 million for the fourth quarter of 2012 compared to $8.7 million for the same quarter of 2011.
  Net income attributable to common stockholders was $2.1 million, compared to net income of $7.9 million in the fourth quarter of 2011. The decline was primarily attributable to pre-tax charges including a non-cash $4.5 million loss on extinguishment of debt and a $2.9 million non-cash impairment charge for two non-core businesses. The quarter also included $1.7 million in pre-tax transaction and severance related costs. "Adjusted net income attributable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $8.0 million, compared to $8.2 million in the same quarter of 2011.
  Diluted net income per common share was $0.05. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the current quarter was $0.20.
  Net cash provided from operating activities was $51.3 million, compared to $36.2 million for the fourth quarter in 2011.
  Adjusted EBITDA was $74.2 million, which represented a $4.1 million, or 5.8% increase compared to $70.1 million on a pro forma basis for the same period in 2011.
  The total net debt to last twelve month pro forma adjusted EBITDA coverage ratio was 4.36 times to one.

Financial Highlights for the Twelve Months Ended December 31, 2012

  Revenues were $503.5 million, compared to $374.3 million in the same period of 2011.  On a pro forma basis, revenues were $631.4 million, compared to $623.6 million in the same period of 2011 for a $7.8 million increase, or 1.3%. Increases in data, video and backhaul revenues more than offset the declines in voice related services.
  Net income attributable to common stockholders was $5.6 million, compared to $26.4 million in the prior year period. The decline is primarily due to costs related to the SureWest acquisition and associated financing, which were partially offset by higher revenues.
  Net cash provided from operating activities was $123.2 million, compared to $129.5 million for the twelve months ended December 31, 2011. The decline is primarily due to costs related to the SureWest acquisition and associated financing, which were partially offset by higher revenues.
  On a pro forma basis, adjusted EBITDA increased by $1.6 million to $275.5 million for 2012, compared to $273.9 million for 2011.

Financial Guidance

The Company is providing the following full year guidance. The table below reflects pro forma results for the full year of 2012.

	2012 Adjusted Pro Forma Results	2013 Guidance

Cash Interest Expense	$67.6 million	$80.0 million to $85.0 million
Cash Income Taxes	$4.3 million	$1.0 million to $3.0 million
Capital Expenditures	$114.4 million	$100.0 million to $110.0 million *

*   2013 Capital Expenditure guidance includes $4.0 million in one-time integration costs.

Dividend Payments

On March 1, 2013, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2013 to stockholders of record at the close of business on April 15, 2013.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss fourth quarter and full year earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 92976656. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting four hours after the call until March 14, 2013 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the GAAP financial measure most directly comparable to EBITDA.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

As noted above, we have presented various adjusted pro forma metrics and financial information as if the acquisition had occurred as of December 31, 2011 in order to provide a better view of the combined Company's period over period performance.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of SureWest Communications ("SureWest") and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; changes in content costs, which have been substantial and continue to increase; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's and SureWest's filings with the Securities and Exchange Commission, including our respective reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Tables Follow

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 17,854	$ 105,704
Accounts receivable, net	58,582	35,492
Income tax receivable	11,819	8,988
Deferred income taxes	9,000	4,825
Prepaid expenses and other current assets	11,269	6,941
Total current assets	108,524	161,950

Property, plant and equipment, net	908,236	338,426
Investments	109,750	98,069
Goodwill	604,988	520,562
Other intangible assets	49,530	70,158
Deferred debt issuance costs, net and other assets	13,800	4,904
Total assets	$ 1,794,828	$ 1,194,069

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 19,162	$ 6,651
Advance billings and customer deposits	28,592	20,324
Dividends payable	15,463	11,571
Accrued compensation	21,968	12,814
Accrued expense	46,232	21,358
Current portion of long-term debt and capital lease obligations	9,596	8,992
Current portion of derivative liability	3,164	3,580
Total current liabilities	144,177	85,290

Long-term debt and capital lease obligations	1,208,248	875,719
Deferred income taxes	138,842	77,327
Pension and other post-retirement obligations	156,710	93,754
Other long-term liabilities	10,746	14,167
Total liabilities	1,658,723	1,146,257

Stockholders' equity:
Common stock, $0.01 par value	399	299
Paid in capital	177,315	79,852
Accumulated other comprehensive loss	(45,784)	(37,833)
Total Consolidated Communications Holdings, Inc. stockholders' equity	131,930	42,318
Noncontrolling interest	4,175	5,494
Total stockholders' equity	136,105	47,812
Total liabilities and stockholders' equity	$ 1,794,828	$ 1,194,069

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$ 160,076	$ 93,651	$ 503,457	$ 374,263
Operating expenses:
Cost of services and products	61,764	35,400	193,743	139,264
Selling, general and administrative expenses	36,525	20,056	111,617	81,050
Financing and other transaction costs	891	--	20,800	2,649
Impairment of intangible assets	2,923	--	2,923	--
Depreciation and amortization	38,670	22,439	120,976	88,745
Income from operations	19,303	15,756	53,398	62,555
Other income (expense):
Interest expense, net	(20,487)	(11,611)	(72,604)	(49,394)
Loss on extinguishment of debt	(4,455)	--	(4,455)	--
Other income, net	9,380	8,296	31,268	28,666
Income before income taxes	3,741	12,441	7,607	41,827
Income tax expense	1,516	4,435	1,436	14,845
Net income	2,225	8,006	6,171	26,982
Less: Net income attributable to noncontrolling interest	165	130	531	572
Net income attributable to Consolidated Communications Holdings, Inc.	$ 2,060	$ 7,876	$ 5,640	$ 26,410

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.05	$ 0.27	$ 0.15	$ 0.88

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
OPERATING ACTIVITIES
Net income	$ 2,225	$ 8,006	$ 6,171	$ 26,982
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	38,670	22,439	120,976	88,745
Intangible asset impairment	2,923	--	2,923	--
Deferred income taxes	1,538	6,748	(757)	8,546
Cash distributions from wireless partnerships in excess of (less than earnings)	365	733	(1,309)	945
Stock-based compensation expense	664	460	2,348	2,132
Amortization of deferred financing	570	375	6,360	1,411
Loss on extinguishment of debt	4,455	--	4,455	--
Other adjustments, net	(360)	220	(332)	108
Changes in operating assets and liabilities, net	265	(2,786)	(17,620)	635
Net cash provided by operating activities	51,315	36,195	123,215	129,504
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	(8,325)	--	(385,346)	--
Purchase of property, plant and equipment, net	(26,675)	(10,667)	(77,095)	(41,913)
Purchase of investments	(6,728)	--	(6,728)	--
Proceeds from sale of assets	509	413	924	840
Other	--	113	(314)	272
Net cash used in investing activities	(41,219)	(10,141)	(468,559)	(40,801)
FINANCING ACTIVITIES
Proceeds on bond offering	--	--	298,035	--
Proceeds on issuance of long-term debt	509,850	--	544,850	--
Payment of capital lease obligation	(88)	(41)	(228)	(149)
Payment on long-term debt	(503,438)	--	(510,038)	--
Payment of financing costs	(5,469)	--	(18,616)	(3,471)
Distributions to non-controlling interests	(1,850)	--	(1,850)	--
Repurchase and retirement of common stock	(559)	(726)	(559)	(726)
Dividends on common stock	(15,463)	(11,588)	(54,100)	(46,307)
Net cash provided by (used in) financing activities	(17,017)	(12,355)	257,494	(50,653)
Net change in cash and cash equivalents	(6,921)	13,699	(87,850)	38,050
Cash and cash equivalents at beginning of period	24,775	92,005	105,704	67,654
Cash and cash equivalents at end of period	$ 17,854	$ 105,704	$ 17,854	$ 105,704

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Actuals	Pro Forma	Pro Forma	Pro Forma
	2012	2011	2012	2011

Telephone Operations
Local calling services	$ 26,751	$ 29,181	$ 110,826	$ 119,267
Network access services	29,780	31,570	120,625	119,542
Subsidies	13,875	13,283	51,122	51,526
Long distance services	4,995	5,657	21,481	24,694
Data, Video and Internet services	66,928	59,820	256,760	238,286
Other services	10,212	9,781	39,146	38,608
Total Telephone Operations	152,541	149,292	599,960	591,923
Other Operations	7,535	8,020	31,397	31,665
Total operating revenues	$ 160,076	$ 157,312	$ 631,357	$ 623,588

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Actuals	Adjusted Pro Forma	Adjusted Pro Forma	Adjusted Pro Forma
	2012	2011	2012	2011
Net income	$ 2,225	$ 4,805	$ 1,912	$ 9,969
Add (subtract):
Income tax expense (benefit)	1,516	2,688	(447)	4,648
Interest expense	20,487	19,554	81,747	84,456
Depreciation and amortization	38,670	40,147	156,390	159,577
EBITDA (1)	62,898	67,194	239,602	258,650

Adjustments to EBITDA (2):
Other, net (3)	1,255	(7,020)	244	(19,647)
Investment distributions (4)	9,382	8,718	29,217	28,409
Non-cash compensation (5)	663	1,223	6,388	6,470
Adjusted EBITDA	$ 74,198	$ 70,115	$ 275,451	$ 273,882

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before income taxes, interest expense, and depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, transaction related costs and certain miscellaneous items.
(4) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(5) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2012	Adjusted Pro Forma Twelve Months Ended December 31, 2012
Adjusted EBITDA	$ 74,198	$ 275,451

- Cash interest expense	(20,989)	(67,563)
- Capital expenditures	(26,675)	(114,440)
- Cash income taxes	55	(4,264)

Cash available to pay dividends	$ 26,589	$ 89,184

Dividends Paid	$ 15,463	$ 56,966
Payout Ratio	58.2%	63.9%

* The above calculation excludes the principal payments on the amortization of our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term debt, net of discount of $5,088	$ 914,873
Senior unsecured notes, net of discount of $1,873	298,127
Capital leases	4,844
Total debt as of December 31, 2012	$ 1,217,844
Less cash on hand	(17,854)
Total net debt as of December 31, 2012	$ 1,199,990

Adjusted EBITDA, pro forma, for the last twelve months ended December 31, 2012	$ 275,451

Total Net Debt to last twelve months
Adjusted EBITDA, pro forma	4.36 x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Reported net income attributable to common stockholders	$ 2,060	$ 7,876	$ 5,640	$ 26,410
Acquisition related tax adjustments	--	--	883	--
Impairment, net of tax	1,738	--	2,371	--
Loss on extinguishment of debt, net of tax	2,649	--	3,614	--
Acquisition and financing related costs, net of tax	530	--	21,462	--
Integration and severance, net of tax	494	43	673	475
Refinancing fee charges, net of tax	165	--	226	1,709
Non-cash stock compensation, net of tax	394	297	1,904	1,375
Adjusted net income attributable to common stockholders	$ 8,030	$ 8,216	$ 36,773	$ 29,969

Weighted average number of shares outstanding	39,684	29,620	34,652	29,600
Adjusted diluted net income per share	$ 0.20	$ 0.28	$ 1.06	$ 1.01

Calculations above assume a 40.5 and 35.5 percent effective tax rate for the three months ended December 31, 2012 and 2011, respectively. The assumed effective tax rates for the twelve months ended December 31, 2012 and 2011 are 18.9 and 35.5 percent, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	Actuals	Actuals	Pro Forma	Pro Forma	Pro Forma
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
ILEC access lines
Residential	153,855	155,274	157,293	159,141	161,080
Business	114,742	115,686	117,070	117,910	119,628
Total local access lines	268,597	270,960	274,363	277,051	280,708
Quarterly change	(0.9%)	(1.2%)	(1.0%)	(1.3%)	(1.4%)

Voice Connections [1]
Residential	78,811	80,097	81,190	82,850	83,793
Business	50,918	51,360	51,852	52,232	52,424
Total voice connections	129,729	131,457	133,042	135,082	136,217
Quarterly change	(1.3%)	(1.2%)	(1.5%)	(0.8%)	(0.2%)

Data and Internet Connections [2]	247,633	246,817	242,681	238,562	236,554
Quarterly change	0.3%	1.7%	1.7%	0.8%	1.5%
Res. penetration of marketable homes	30.2%	30.2%	30.1%	30.3%	30.2%

Video Connections [2]	106,137	105,202	102,837	102,006	100,753
Quarterly change	0.9%	2.3%	0.8%	1.2%	2.7%
Res. penetration of marketable homes	20.3%	20.2%	19.9%	20.0%	19.9%

Total Connections	752,096	754,436	752,923	752,701	754,232
Quarterly change	(0.3%)	0.2%	0.0%	(0.2%)	0.3%

Network Stats - Marketable Homes
Fiber homes	194,895	192,475	187,591	182,639	180,257
HFC homes	94,418	94,272	94,258	94,251	94,022
Copper homes	399,547	399,547	399,547	399,547	399,547
Total	688,860	686,294	681,396	676,437	673,826

Data marketable homes	676,432	673,866
% of total marketable homes	98%	98%
Video marketable homes	524,019	520,706
% of total marketable homes	76%	76%

Note: The figures in the table, excluding ILEC access lines, do not include SureWest business subscribers.

[1] These include voice lines outside the ILECs and Voice-over-IP inside the ILECs.
[2] These connections are both residential and business (excluding SureWest business subscribers). They include services both inside and outside the ILECs.
CONTACT: Matt Smith
         Treasurer & Investor Relations
         217-258-2959
         matthew.smith@consolidated.com